Exhibit 4.1

THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), STEFAN BERNDT-VON BUELOW, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). STEFAN BERNDT-VON BUELOW MAY BE REACHED AT TELEPHONE NUMBER +44 7022 2522-1480.

ADS-TEC Energy PLC

Senior Secured Convertible Note

Issuance Date: May 1, 2025	Original Principal Amount: U.S. $[ ]

FOR VALUE RECEIVED, ADS-TEC Energy PLC, a public limited company incorporated under the laws of Ireland (the “Company”), hereby promises to pay to the order of [         ] (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, on any Installment Date with respect to the Installment Amount due on such Installment Date (each as defined below), or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, on any Installment Date with respect to the Installment Amount due on such Installment Date, or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Secured Convertible Notes (collectively, the “Notes”, and such other Senior Secured Convertible Notes, the “Other Notes”) issued pursuant to (i) Section 1 of that certain Securities Purchase Agreement, dated as of May 1, 2025 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein, as amended from time to time (the “Securities Purchase Agreement”), (ii) the Indenture, (iii) a Supplemental Indenture, and (iv) the Company’s Registration Statement on Form F-3 (File number 333-284850) (the “Registration Statement”). Certain capitalized terms used herein are defined in Section 5.

1. PAYMENTS OF PRINCIPAL. On each Installment Date, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Section 8. On the Maturity Date, the Company shall pay to the Holder an amount in cash (excluding any amounts paid in Ordinary Shares on the Maturity Date in accordance with Section 8) representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 27(c)) on such Principal and Interest and any other outstanding amounts owed pursuant to the Transaction Documents. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, Make-Whole Amount, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal, Make-Whole Amount and Interest, if any. Notwithstanding anything herein to the contrary, with respect to any conversion or redemption hereunder, as applicable, the Company shall convert or redeem, as applicable, First, all accrued and unpaid Late Charges on any Principal and Interest hereunder and under any other Notes held by the Holder and all other amounts owed to the Holder under any other Transaction Document, Second, all accrued and unpaid Interest hereunder and under any other Notes held by such Holder, Third, all other amounts (other than Principal) outstanding under any other Notes held by such Holder and, Fourth, all Principal outstanding hereunder and under any other Notes held by such Holder, in each case, allocated pro rata among this Note and such other Notes held by such Holder.

2. INTEREST; INTEREST RATE.

(a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on each Interest Date and shall compound each calendar month and shall be payable in accordance with the terms of this Note. Interest shall be paid (i) on each Interest Date occurring on an Installment Date in accordance with Section 8 as part of the applicable Installment Amount due on the applicable Installment Date and (ii) with respect to each other Interest Date, on such Interest Date in cash.

(b) Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date in accordance with Section 3(b)(i) or upon any redemption in accordance with Section 14 or any required payment upon any Bankruptcy Event of Default. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to twelve percent (12.0%) per annum (the “Default Rate”). In the event that such Event of Default is subsequently cured (and no other Event of Default then exists, including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the applicable Interest Date), the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3. CONVERSION OF NOTES. At any time after the Issuance Date, this Note shall be convertible into validly issued, fully paid and non-assessable Ordinary Shares, on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(c)(v), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable Ordinary Shares in accordance with Section 3(c), at the Conversion Rate. The Company shall not issue any fraction of an Ordinary Share upon any conversion. If the issuance would result in the issuance of a fraction of an Ordinary Share, the Company shall round such fraction of an Ordinary Share up to the nearest whole share. A Subsidiary of the Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of Ordinary Shares upon conversion of any Conversion Amount, , excluding income taxes and capital gains taxes (other than any withholding tax deducted on account of Irish income taxes which may be imposed with respect to the issuance and delivery of Ordinary Shares upon conversion of any Conversion Amount if and to the extent such withholding is an Indemnified Tax).

(b) Conversion Rate. The number of Ordinary Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the portion of the Principal of this Note to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal of this Note, (C) the Make-Whole Amount, if any, (D) accrued and unpaid Late Charges with respect to such Principal of this Note, Make-Whole Amount and Interest, and (E) any other unpaid amounts pursuant to the Transaction Documents, if any.

(ii) “Conversion Price” means, as of any Conversion Date or other date of determination, $16.88, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into Ordinary Shares on any date (a “Conversion Date”), the Holder shall deliver (whether via electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (each, a “Conversion Notice”) to the Company and the Trustee. If required by Section 3(c)(iii), within one (1) Trading Day following a conversion of this Note as aforesaid, the Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 21(a)). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, (x) with respect to an Acceleration, Reallocation or an Alternate Conversion, if the applicable Acceleration Conversion Price, Installment Conversion Price, Reallocation Conversion Price or Alternate Conversion Price (as applicable) is less than the “acceleration conversion price”, “installment conversion price”, “reallocation conversion price” or “alternate conversion price” specified on such Conversion Notice, the Holder may deliver an updated Conversion Notice to the Company correcting the Acceleration Conversion Price, Installment Conversion Price, Reallocation Conversion Price or Alternate Conversion Price or as applicable (and aggregate number of Ordinary Shares to be issued) as specified in such Conversion Notice (provided, that if such updated Conversion Notice is not delivered to the Company on or prior to 9:30am, New York time on the Trading Day immediately following the applicable Conversion Date, the applicable Share Delivery Deadline shall be extended by one (1) Trading Day and (y) on the date of receipt of a Conversion Notice, the Company shall transmit by electronic mail an acknowledgment, in the form attached hereto as Exhibit II, of confirmation of receipt of such Conversion Notice and representation as to whether such Ordinary Shares may then be resold pursuant to Rule 144 or an effective and available registration statement (each, an “Acknowledgement”) to the Holder, the Trustee and the Company’s transfer agent (the “Transfer Agent”) which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the first (1st) Trading Day following the date on which the Company has received a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such Ordinary Shares issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Company shall (1) provided that the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program (“FAST”), credit such aggregate number of Ordinary Shares to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in FAST, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder shall be entitled pursuant to such conversion. If this Note is physically surrendered for conversion pursuant to Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than two (2) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 21(d)) representing the outstanding Principal not converted. In the event of a partial conversion of this Note pursuant hereto, the Principal amount converted shall be deducted from the Installment Amount(s) relating to the Installment Date(s) as set forth in the applicable Conversion Notice.

(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the third (3rd) Trading Day following the date on which the Company has received a Conversion Notice, if the Transfer Agent is not participating in FAST, to issue and deliver to the Holder (or its designee) a certificate for the number of Ordinary Shares to which the Holder is entitled and register such Ordinary Shares on the Company’s share register or, if the Transfer Agent is participating in FAST, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Ordinary Shares to which the Holder is entitled upon the Holder’s conversion of this Note (other than any one (1) such failure with respect to a Conversion Notice hereunder) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each day after such Share Delivery Deadline that the issuance of such Ordinary Shares is not timely effected an amount equal to one percent (1%) of the product of (A) the sum of the number of Ordinary Shares not issued to the Holder on or prior to the Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) any trading price of the Ordinary Shares selected by the Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Deadline and (2) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline if the Transfer Agent is not participating in FAST, the Company shall fail to issue and deliver to the Holder (or its designee) a certificate and register such Ordinary Shares on the Company’s share register or, if the Transfer Agent is participating in FAST, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of Ordinary Shares to which the Holder is entitled upon the Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (II) below, and if on or after such Share Delivery Deadline the Holder acquires (in an open market transaction, stock loan or otherwise) Ordinary Shares corresponding to all or any portion of the number of Ordinary Shares issuable upon such conversion that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure (a “Buy-In”), then, in addition to all other remedies available to the Holder, a member of the Company’s Group shall, , in the Holder’s discretion, either: (I) within three (3) Business Days after the Holder’s request, pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the Ordinary Shares so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such Ordinary Shares) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Ordinary Shares to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such Ordinary Shares) shall terminate, or (II) within one (1) Business Day after the Holder’s request, promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such Ordinary Shares or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Ordinary Shares to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of Ordinary Shares multiplied by (y) the lowest Closing Sale Price of the Ordinary Shares on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Ordinary Shares (or to electronically deliver such Ordinary Shares) upon the conversion of this Note as required pursuant to the terms hereof.

(iii) Registration; Book-Entry. The Trustee shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”) as provided in the Indenture. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes (including, without limitation, the right to receive payments of Principal, Interest and Make-Whole Amount hereunder) notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Note by the holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 21, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Note within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 3 or in the Indenture or in the applicable Supplemental Indenture, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof as contemplated by Section 3(c)(i)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder, the Trustee and the Company shall maintain records showing the Principal, Make-Whole Amount, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions, Control Account Release and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. If the Company does not update the Register to record such Principal, Make-Whole Amount, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions, Control Account Release and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(c)(v), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of Ordinary Shares issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of Ordinary Shares not in dispute and resolve such dispute in accordance with Section 26. If a Conversion Notice delivered to the Company would result in a breach of Section 3(c)(v) below, and the Holder does not elect in writing to withdraw, in whole, such Conversion Notice, the Company shall hold such Conversion Notice in abeyance until such time as such Conversion Notice may be satisfied without violating Section 3(c)(v) below (with such calculations thereunder made as of the date such Conversion Notice was initially delivered to the Company).

(v) Limitations on Conversions. The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Ordinary Shares held by the Holder and all other Attribution Parties plus the number of Ordinary Shares issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including, without limitation, the Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(c)(v). For purposes of this Section 3(c)(v), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding Ordinary Shares the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Ordinary Shares as reflected in (x) the Company’s most recent Annual Report on Form 20-F, Report of Foreign Issuer on Form 6-K or other public filing or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of Ordinary Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of Ordinary Shares then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(c)(v), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Ordinary Shares to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Ordinary Shares to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and the Excess Shares shall be deemed automatically surrendered for nil consideration by the Company and cancelled upon surrender without any further action required by the Holder, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the Ordinary Shares issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(c)(v) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(c)(v) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be amended, modified or waived and shall apply to a successor holder of this Note.

(d) Right of Alternate Conversion Upon an Event of Default.

(i) General. Subject to Section 3(c)(v), at any time after the occurrence of an Event of Default (regardless of whether such Event of Default has been cured, or if the Company has delivered an Event of Default Notice to the Holder or if the Holder has delivered an Event of Default Redemption Notice to the Company or otherwise notified the Company that an Event of Default has occurred), the Holder may, at the Holder’s option, convert (each, an “Alternate Conversion”, and the date of such Alternate Conversion, each, an “Alternate Conversion Date”) all, or any part of, the Conversion Amount (such portion of the Conversion Amount subject to such Alternate Conversion, each, an “Alternate Conversion Amount”) into Ordinary Shares at a conversion rate equal to the quotient of (x) the Redemption Premium of the Conversion Amount, divided by (y) the Alternate Conversion Price (the “Alternate Conversion Rate”).

(ii) Mechanics of Alternate Conversion. On any Alternate Conversion Date, the Holder may voluntarily convert any Alternate Conversion Amount pursuant to Section 3(c) at the Alternate Conversion Rate (for the avoidance of doubt, with “Alternate Conversion Price” replacing “Conversion Price” for all purposes hereunder with respect to such Alternate Conversion and with “Redemption Premium of the Conversion Amount” replacing “Conversion Amount” in clause (x) of the definition of Conversion Rate above with respect to such Alternate Conversion) by designating in the Conversion Notice delivered pursuant to this Section 3(d) of this Note that the Holder is electing to use the Alternate Conversion Price for such conversion. Notwithstanding anything to the contrary in this Section 3(d), but subject to Section 3(c)(v), until the Company delivers Ordinary Shares representing the applicable Alternate Conversion Amount to the Holder, such Alternate Conversion Amount may be converted by the Holder into Ordinary Shares pursuant to Section 3(c) without regard to this Section 3(d). In the event of an Alternate Conversion pursuant to this Section 3(d) of all, or any portion, of this Note, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 3(d), together the Alternate Conversion Price used in such Alternate Conversion, as applicable, is intended by the parties to be, and shall be deemed, a reasonable estimate of, the Holder’s actual loss of its investment opportunity and not as a penalty.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (vii), (viii) and (ix) shall constitute a “Bankruptcy Event of Default”:

(i) the suspension from trading or the failure of the Ordinary Shares to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(ii) the Company’s (A) failure to cure more than three (3) Conversion Failures or Delivery Failures (as defined in the Warrants) by delivery of the required number of Ordinary Shares within five (5) Trading Days after the applicable Conversion Date or exercise date (as the case may be), (B) the written refusal by the Holder’s prime broker or other counterparty to accept the Ordinary Shares as a result of the occurrence of one or more Conversion Failures and/or Delivery Failures and the Holder has failed to engage an alternate prime broker willing to accept Ordinary Shares after using commercially reasonable efforts for at least 15 days or (C) notice, written or oral, to any holder of the Notes or Warrants, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Notes into Ordinary Shares that is requested in accordance with the provisions of the Notes, other than pursuant to Section 3(c)(v) or a request for exercise of any Warrants for Ordinary Shares in accordance with the provisions of the Warrants;

(iii) except to the extent the Company is in compliance with Section 13(b) below, at any time following the tenth (10th) consecutive day that the Holder’s Authorized Share Allocation (as defined in Section 13(a) below) is less than the sum of (A) the number of Ordinary Shares that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(c)(v) or otherwise), and (B) the number of Ordinary Shares that the Holder would be entitled to receive upon exercise in full of the Holder’s Warrants (without regard to any limitations on exercise set forth in the Warrants);

(iv) the Company’s or any Subsidiary’s failure to pay to the Holder any amount of Principal, Interest, Make-Whole Amount, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least two (2) Trading Days;

(v) the occurrence of more than one (1) failure by the Company to remove any restrictive legend on any certificate or any Ordinary Shares issued to the Holder upon conversion or exercise (as the case may be) of any Securities (as defined in the Securities Purchase Agreement) acquired by the Holder under the Securities Purchase Agreement (including this Note) as and when required by such Securities or the Securities Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days;

(vi) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $1,000,000 of Indebtedness (as defined in the Securities Purchase Agreement) of the Company or any of its Subsidiaries, other than with respect to any Other Notes;

(vii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

(viii) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(ix) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of forty-five (45) consecutive days;

(x) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within forty-five (45) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within forty-five (45) days of the issuance of such judgment;

(xi) the Company and/or any Subsidiary, individually or in the aggregate, fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $1,000,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with IRFS) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $1,000,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder;

(xii) other than as specifically set forth in another clause of this Section 4(a), the Company or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect), or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days;

(xiii) a materially false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions are satisfied, (B) there has been no Equity Conditions Failure, or (C) as to whether any Event of Default has occurred;

(xiv) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 16 of this Note or Section 2.17 of the Supplemental Indenture;

(xv) any material provision of any Transaction Document (including, without limitation, the Security Documents) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested in writing or to any Government Authority (as defined in the Securities Purchase Agreement), as applicable, by any party thereto (other than the Holder or the Collateral Agent), or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document (including, without limitation, the Security Documents);

(xvi) any Security Document shall for any reason fail or cease to create a separate valid and perfected Lien (as defined in the Securities Purchase Agreement) on the Collateral (as defined in the Security Documents) in favor of the Collateral Agent (as defined in the Securities Purchase Agreement) or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested in writing or to any Government Authority, as applicable, by any party thereto (other than the Holder or the Collateral Agent), or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

(xvii) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, in each case, (x) which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, and (y) would reasonably be expected to have a Material Adverse Effect;

(xviii) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes;

(xix) the Company fails to have an effective shelf registration statement, which, as of such time of determination, has an available dollar offering amount of securities then issuable by the Company thereunder (as reduced by any limitations on any such issuances by any law, rule or regulations applicable thereto, whether pursuant to the 1933 Act, the Principal Market or otherwise, including, without limitation, the “baby shelf rules” set forth in Instruction I.B.6(a) to Form F-3 of the 1933 Act) of no less than 125% of all amounts then outstanding under the Notes as of such time of determination and such failure to have an effective registration statement continues for a period of sixty (60) consecutive days; or

(xx) if either (i) the Chief Executive Officer as of the date hereof ceases to be the Chief Executive Officer of the Company or (ii) the Chief Financial Officer as of the date hereof ceases to be the Chief Financial Officer of the Company and in either case, an interim or permanent replacement reasonably acceptable to the Required Holders is not appointed within 90 Trading Days.

(xxi) The occurrence of a Material Adverse Effect.

(b) Notice of an Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within two (2) Business Days deliver written notice thereof via electronic mail and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder and the Trustee. The obligation of the Company to deliver an Event of Default Notice is in addition to, and may not be substituted by, the Trustee’s delivery of notice of the same Event of Default to the Holder in accordance with Section 7.02 of the Indenture. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company and the Trustee which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) the Redemption Premium and (ii) the product of (X) the quotient of (a) the Conversion Amount to be redeemed divided by (b) the Alternate Conversion Price then in effect at such time as the Holder delivers an Event of Default Redemption Notice multiplied by (Y) the product of (1) the Redemption Premium multiplied by (2) the greatest Closing Sale Price of the Ordinary Shares on any Trading Day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required to be made under this Section 4(b) (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 14. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 3(d), but subject to Section 3(c)(v), until the Event of Default Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Ordinary Shares pursuant to the terms of this Note. In the event of the Company’s redemption of any portion of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. Any redemption upon an Event of Default shall not constitute an election of remedies by the Holder, and all other rights and remedies of the Holder shall be preserved.

(c) Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash representing (i) all outstanding Principal, Make-Whole Amount, accrued and unpaid Interest, Make-Whole Amount, if any, and accrued and unpaid Late Charges on such Principal, Interest and Make-Whole Amount, if any, and any other outstanding amounts owed pursuant to the Transaction Documents, if any, multiplied by (ii) the Redemption Premium, in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other person or entity, provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, any right to conversion, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable.

5. RIGHTS UPON FUNDAMENTAL TRANSACTION.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes and having similar ranking and security to the Notes, and satisfactory to the Holder and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common equity is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the Ordinary Shares (or other securities, cash, assets or other property (except such items still issuable under Sections 6 and 18, which shall continue to be receivable thereafter)) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common equity (or their equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

(b) Notice of a Change of Control; Redemption Right. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Change of Control (the “Change of Control Date”), but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via electronic mail and overnight courier to the Holder and the Trustee (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice or the Holder becoming aware of a Change of Control if a Change of Control Notice is not delivered to the Holder in accordance with the immediately preceding sentence (as applicable) and ending on twenty (20) Trading Days after the later of (A) the date of consummation of such Change of Control or (B) the date of receipt of such Change of Control Notice or (C) the date of the public announcement of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company and the Trustee, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the greatest of (i) the product of (w) the Change of Control Redemption Premium multiplied by (y) the Conversion Amount being redeemed, (ii) the product of (x) the Change of Control Redemption Premium multiplied by (y) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the Ordinary Shares during the period beginning on the date immediately preceding the earlier to occur of (1) the consummation of the applicable Change of Control and (2) the public announcement of such Change of Control and ending on the date the Holder delivers the Change of Control Redemption Notice by (II) the Conversion Price then in effect and (iii) the product of (y) the Change of Control Redemption Premium multiplied by (z) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient of (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per Ordinary Share to be paid to the holders of the Ordinary Shares upon consummation of such Change of Control (any such non-cash consideration constituting publicly-traded securities shall be valued at the highest of the Closing Sale Price of such securities as of the Trading Day immediately prior to the consummation of such Change of Control, the Closing Sale Price of such securities on the Trading Day immediately following the public announcement of such proposed Change of Control and the Closing Sale Price of such securities on the Trading Day immediately prior to the public announcement of such proposed Change of Control) divided by (II) the Conversion Price then in effect (the “Change of Control Redemption Price”). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 14 and shall have priority to payments to shareholders in connection with such Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(c)(v), until the Change of Control Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Ordinary Shares pursuant to Section 3. In the event of the Company’s redemption of any portion of this Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

6. RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 7 and 18 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to all or substantially all of the holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would acquire if the Holder held the number of Ordinary Shares acquirable upon complete conversion of this Note at the relevant time (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Alternate Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation).

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option (i) in addition to the Ordinary Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Ordinary Shares had such Ordinary Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Ordinary Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Ordinary Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Ordinary Shares) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

7. RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Subdivision or Combination of Ordinary Shares. Without limiting any provision of Section 6 or Section 18, if the Company at any time on or after the Subscription Date subdivides (by any share split, share dividend, share combination, recapitalization or other similar transaction) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 6 or Section 18, if the Company at any time on or after the Subscription Date combines (by any share split, share dividend, share combination, recapitalization or other similar transaction) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7(a) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(a) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(b) Calculations. All calculations under this Section 7 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Ordinary Shares.

(c) Voluntary Adjustment by Company. The Company may at any time during the term of this Note, with the prior written consent of the Required Holders (as defined in the Securities Purchase Agreement), reduce the then current Conversion Price of each of the Notes to any amount and for any period of time deemed appropriate by the board of directors of the Company.

8. INSTALLMENT CONVERSION OR REDEMPTION.

(a) On each applicable Installment Date, provided there has been no Equity Conditions Failure, the Company shall satisfy the Company’s obligation to pay to the Holder of this Note the applicable Installment Amount due on such date by converting such Installment Amount in accordance with this Section 8 (an “Installment Conversion”); provided, however, other than with respect to the Initial Installment Date that the Company may, at its option following notice to the Holder as set forth below, pay the Installment Amount by redeeming such Installment Amount in cash (an “Installment Redemption”) or by any combination of an Installment Conversion and an Installment Redemption so long as all of the outstanding applicable Installment Amount due on such Installment Date shall be converted and/or redeemed by the Company on the applicable Installment Date, subject to the provisions of this Section 8. On or prior to the date which is the eleventh (11th) Trading Day prior to each Installment Date (each, an “Installment Notice Due Date”), the Company shall deliver written notice (each, an “Installment Notice” and the date all of the holders receive such notice is referred to as to the “Installment Notice Date”), to each holder of Notes and such Installment Notice shall (i) either (A) confirm that the applicable Installment Amount of such holder’s Note shall be converted in whole pursuant to an Installment Conversion or (B) (1) state that the Company elects to redeem for cash, or is required to redeem for cash in accordance with the provisions of the Notes, in whole or in part, the applicable Installment Amount pursuant to an Installment Redemption and (2) specify the portion of such Installment Amount which the Company elects or is required to redeem pursuant to an Installment Redemption (such amount to be redeemed for cash, the “Installment Redemption Amount”) and the portion of the applicable Installment Amount, if any, with respect to which the Company will, and is permitted to, effect an Installment Conversion (such amount of the applicable Installment Amount so specified to be so converted pursuant to this Section 8 is referred to herein as the “Installment Conversion Amount”), which amounts when added together, must at least equal the entire applicable Installment Amount and (ii) if the applicable Installment Amount is to be paid, in whole or in part, pursuant to an Installment Conversion, certify that there is not then an Equity Conditions Failure as of the applicable Installment Notice Date. Each Installment Notice shall be irrevocable. If the Company does not timely deliver an Installment Notice in accordance with this Section 8 with respect to a particular Installment Date, then the Company shall be deemed to have delivered an irrevocable Installment Notice confirming an Installment Conversion of the entire Installment Amount payable on such Installment Date and shall be deemed to have certified that there is not then an Equity Conditions Failure in connection with such Installment Conversion. Except as expressly provided in this Section 8(a) and with respect to the Initial Installment Date, the Company shall convert and/or redeem the applicable Installment Amount of this Note pursuant to this Section 8 and the corresponding Installment Amounts of the Other Notes pursuant to the corresponding provisions of the Other Notes in the same ratio of the applicable Installment Amount being converted and/or redeemed hereunder. The applicable Installment Conversion Amount (whether set forth in the applicable Installment Notice or by operation of this Section 8) shall be converted in accordance with Section 8(b) and the applicable Installment Redemption Amount shall be redeemed in accordance with Section 8(c).

(b) Mechanics of Installment Conversion. Subject to Section 3(c)(v), if the Company delivers an Installment Notice or is deemed to have delivered an Installment Notice certifying that an Installment Amount is being paid, in whole or in part, in an Installment Conversion in accordance with Section 8(a), then the remainder of this Section 8(b) shall apply. The applicable Installment Conversion Amount, if any, shall be converted on the applicable Installment Date at the applicable Installment Conversion Price and the Company shall, on such Installment Date, deliver to the Holder’s account with DTC such Ordinary Shares issued upon such conversion (subject to the reduction contemplated by the immediately following sentence and, if applicable, the penultimate sentence of this Section 8(b)); provided that the Equity Conditions are then satisfied (or waived in writing by the Holder) on such Installment Date and an Installment Conversion is not otherwise prohibited under any other provision of this Note. If the Company confirmed (or is deemed to have confirmed by operation of Section 8(a)) the conversion of the applicable Installment Conversion Amount, in whole or in part, and there was no Equity Conditions Failure as of the applicable Installment Notice Date (or is deemed to have certified that the Equity Conditions in connection with any such conversion have been satisfied by operation of Section 8(a)) but an Equity Conditions Failure occurred at any time between the applicable Installment Notice Date and the applicable Installment Date (the “Interim Installment Period”), the Company shall provide the Holder a subsequent notice to that effect. If there is an Equity Conditions Failure (which is not waived in writing by the Holder) during such Interim Installment Period or an Installment Conversion is not otherwise permitted under any other provision of this Note, then, at the option of the Holder designated in writing to the Company, the Holder may require the Company to do any one or more of the following: (i) the Company shall redeem all or any part designated by the Holder of the unconverted Installment Conversion Amount (such designated amount is referred to as the “Designated Redemption Amount”) and the Company shall pay to the Holder within one (1) Trading Day of such Installment Date, by wire transfer of immediately available funds, an amount in cash equal to 125% of such Designated Redemption Amount, and/or (ii) the Installment Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Installment Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such designated part of the Installment Conversion Amount; provided, however, the Conversion Price for such designated part of such unconverted Installment Conversion Amount shall thereafter be adjusted to equal the lesser of (A) the Installment Conversion Price as in effect on the date on which the Holder voided the Installment Conversion and (B) the Installment Conversion Price that would be in effect on the date on which the Holder delivers a Conversion Notice relating thereto as if such date was an Installment Date. If the Company fails to redeem any Designated Redemption Amount by the second (2nd) Trading Day following the applicable Installment Date by payment of such amount by such date, then the Holder shall have the rights set forth in Section 14(a) as if the Company failed to pay the applicable Installment Redemption Price and all other rights under this Note (including, without limitation, such failure constituting an Event of Default described in Section 4(a)(iv)). Notwithstanding anything to the contrary in this Section 8(b), but subject to 3(c)(v), until the Company delivers Ordinary Shares representing the Installment Conversion Amount to the Holder, the Installment Conversion Amount may be converted by the Holder into Ordinary Shares pursuant to Section 3. In the event that the Holder elects to convert the Installment Conversion Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Installment Conversion Amount so converted shall be deducted from the Installment Amount(s) relating to the applicable Installment Date(s) as set forth in the applicable Conversion Notice. A Subsidiary of the Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of any Ordinary Shares in any Installment Conversion hereunder, excluding income taxes and capital gains taxes (other than any withholding tax deducted on account of Irish income taxes which may be imposed with respect to the issuance and delivery of Ordinary Shares upon conversion of any Installment Conversion Amount if and to the extent such withholding is an Indemnified Tax).

(c) Mechanics of Installment Redemption. If the Company elects or is required to effect an Installment Redemption, in whole or in part, in accordance with Section 8(a), then the Installment Redemption Amount, if any, shall be redeemed by the Company in cash on the applicable Installment Date by wire transfer to the Holder of immediately available funds in an amount equal to 110% of the applicable Installment Redemption Amount (the “Installment Redemption Price”). If the Company fails to redeem such Installment Redemption Amount on such Installment Date by payment of the Installment Redemption Price, then, at the option of the Holder designated in writing to the Company (with a copy to the Trustee) (any such designation shall be a “Conversion Notice” for purposes of this Note), the Holder may require the Company to convert all or any part of the Installment Redemption Amount at the Installment Conversion Price (determined as of the date of such designation as if such date were an Installment Date). Conversions required by this Section 8(c) shall be made in accordance with the provisions of Section 3(c). Notwithstanding anything to the contrary in this Section 8(c), but subject to Section 3(c)(v), until the Installment Redemption Price (together with any Late Charges thereon) is paid in full, the Installment Redemption Amount (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Ordinary Shares pursuant to Section 3. In the event the Holder elects to convert all or any portion of the Installment Redemption Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Installment Redemption Amount so converted shall be deducted from the Installment Amounts relating to the applicable Installment Date(s) as set forth in the applicable Conversion Notice. Redemptions required by this Section 8(c) shall be made in accordance with the provisions of Section 14.

(d) Deferred Installment Amount. Notwithstanding any provision of this Section 8(d) to the contrary, the Holder may, at its option and in its sole discretion, deliver a written notice to the Company (with a copy to the Trustee) no later than the Trading Day immediately prior to the applicable Installment Date or Reallocation Date, as applicable electing to have the payment of all or any portion of an Installment Amount or Reallocation Amount payable on such Installment Date or Reallocation Date, as applicable deferred (such amount deferred, the “Deferral Amount”, and such deferral, each a “Deferral”) until any subsequent Installment Date or Reallocation Date selected by the Holder, in its sole discretion, in which case, the Deferral Amount shall be added to, and become part of, such subsequent Installment Amount or Reallocation Amount and such Deferral Amount shall continue to accrue Interest hereunder. Any notice delivered by the Holder pursuant to this Section 8(d) shall set forth (i) the Deferral Amount and (ii) the date that such Deferral Amount shall now be payable.

(e) Acceleration of Installment Amounts. Notwithstanding anything herein to the contrary, during the period commencing on an Installment Date (a “Current Installment Date”) and ending on the Trading Day immediately prior to the next Installment Date (each, an “Installment Period”), at the option of the Holder, at one or more times, the Holder may convert other Installment Amounts in inverse order from the Initial Installment Date (each, an “Acceleration”, and each such amount, an “Acceleration Amount”, and the Conversion Date of any such Acceleration, each an “Acceleration Date”), in whole or in part, at the Acceleration Conversion Price of such Acceleration Date in accordance with the conversion procedures set forth in Section 3 hereunder (with “Acceleration Conversion Price” replacing “Conversion Price” for all purposes therein), mutatis mutandis. Notwithstanding the foregoing, with respect to any given Installment Period, the Holder may not elect to effect any Acceleration (a “Current Acceleration”) during such Installment Period if the sum of (x) the Acceleration Amounts with respect to Accelerations previously consummated by the Holder during the applicable Installment Period and (y) the Acceleration Amount of such Current Acceleration, collectively, exceeds four (4) times the Installment Amount with respect to such Current Installment Date (such calculation disregarding any Deferrals with respect to such Current Installment Date).

(f) Reallocation of Installment Amounts. Notwithstanding any provision of this Section 8 to the contrary, but subject to Section 3(c)(v), the Holder may, in its sole election by delivery of a written notice to the Company prior to an Installment Date (which may be by e-mail), elect to convert the Installment Amount for such Installment Date, in whole or in part, at any time and from time-to-time, during the period commencing on such Installment Date until the Trading Day preceding the next Installment Date (the “Reallocation Period”) and any Trading Day on which the Holder effects a conversion during the Reallocation Period shall be deemed a “Reallocation Date” and the Conversion Amount converted by a Holder on any such date shall be deemed the “Reallocation Amount”. Any portion of the Installment Amount for applicable Installment Date which has not been converted by the expiration of the Reallocation Period may be subject to Deferral by the Holder in accordance with Section 8(d) as if such date were an Installment Date. On each Reallocation Date, the Reallocation Amount with respect to such Reallocation Date shall convert into Ordinary Shares at a conversion price equal to the applicable Reallocation Conversion Price in accordance with the applicable Conversion Notice related to such Reallocation Date (with “Reallocation Conversion Price” replacing “Conversion Price” for all purposes therein) in accordance with the conversion procedures set forth in Section 3 hereunder, mutatis mutandis. For purposes of the Initial Installment Date, notwithstanding anything to contrary herein, the Reallocation Period shall be the period commencing with the Initial Installment Date and ending on the 60th Trading Day thereafter.

9. REDEMPTIONS AT THE COMPANY’S ELECTION.

(a) Company Optional Redemption. At any time but solely if the Company is not in possession of material non-public information that at such time of determination has (a) not been disclosed on the Commission’s EDGAR reporting system pursuant to a Current Report on Form 6-K and (b) would reasonably be expected to have a material effect on the price of the Ordinary Shares if disclosed, the Company shall have the right to redeem, in whole or in part, from time to time, all, but not less than all of the Conversion Amount then remaining under this Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (a “Company Optional Redemption”). The portion of this Note subject to redemption pursuant to this Section 9(a) shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to 115% the Conversion Amount being redeemed as of the Company Optional Redemption Date. The Company may exercise its right to require redemption under this Section 8(e) by delivering a written notice thereof by electronic mail and overnight courier to the Trustee and all, but not less than all, of the holders of Notes (the “Company Optional Redemption Notice” and the date all of the holders of Notes received such notice is referred to as the “Company Optional Redemption Notice Date”). Any Company Optional Redemption Notice may be revocable or conditioned upon the occurrence of any event. The Company Optional Redemption Notice shall state (a) the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than twenty (20) Trading Days nor more than sixty (60) Trading Days following the Company Optional Redemption Notice Date, (b) the aggregate Conversion Amount of the Notes which is being redeemed in such Company Optional Redemption from the Holder and all of the other holders of the Notes pursuant to this Section 9(a) (and analogous provisions under the Other Notes) on the Company Optional Redemption Date, and (c) the Company Optional Redemption Price. Notwithstanding anything herein to the contrary, at any time prior to the date the Company Optional Redemption Price is paid, in full, the Company Optional Redemption Amount may be converted, in whole or in part, by the Holder into Ordinary Shares pursuant to Section 3 or any other terms of this Note All Conversion Amounts converted by the Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of this Note required to be redeemed on the Company Optional Redemption Date. Redemptions made pursuant to this Section 9(a) shall be made in accordance with Section 14. In the event of the Company’s redemption of any portion of this Note under this Section 9(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 9(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. For the avoidance of doubt, the Company shall have no right to effect a Company Optional Redemption if any Event of Default has occurred and continuing, but any Event of Default shall have no effect upon the Holder’s right to convert this Note in its discretion.

(b) Pro Rata Redemption Requirement. If the Company elects to cause a Company Optional Redemption of this Note pursuant to Section 9(a), then it must simultaneously take the same action with respect to all of the Other Notes.

10. SUBSEQUENT PLACEMENT OPTIONAL REDEMPTION

(a) General. At any time from and after the earlier of (x) the date the Holder becomes aware of the occurrence of a Subsequent Placement (as defined in the Securities Purchase Agreement) (the “Holder Subsequent Placement Notice Date”) and (y) the time of consummation of a Subsequent Placement (in each case, other than with respect to Excluded Securities (as defined in the Securities Purchase Agreement)) (each, an “Eligible Subsequent Placement”), the Holder shall have the right, in its sole discretion, to require that the Company redeem (each an “Subsequent Placement Optional Redemption”) all, or any portion, of the Conversion Amount under this Note not in excess of (together with any Subsequent Placement Optional Redemption Amount (as defined in the applicable other Note of the Holder) of any other Notes of the Holder) the Holder’s Holder Pro Rata Amount of 25% of the gross proceeds (less the reasonable fees and expenses of any placement agent, underwriter or legal counsel and other similar transaction expenses in the ordinary course of business consistent with past practice) of such Eligible Subsequent Placement (the “Eligible Subsequent Placement Optional Redemption Amount”) by delivering written notice thereof (an “Subsequent Placement Optional Redemption Notice”) to the Company and the Trustee. Notwithstanding the foregoing, upon the written request of the Holder, the Company shall permit the Holder to participate in such Subsequent Placement and the Company shall apply all, or any part, as set forth in such written request, of any amounts that would otherwise be payable to the Holder in such Subsequent Placement Optional Redemption, on a dollar-for-dollar basis, against the purchase price of the securities to be purchased by the Holder in such Eligible Subsequent Placement (which, for the avoidance of doubt, shall not be less than securities with a purchase price equal to the portion of the Subsequent Placement Optional Redemption Amount the Holder elects to apply against thereto).

(b) Mechanics. Each Subsequent Placement Optional Redemption Notice shall indicate that all, or such applicable portion, as set forth in the applicable Subsequent Placement Optional Redemption Notice, of the Eligible Subsequent Placement Optional Redemption Amount the Holder is electing to have redeemed (the “Subsequent Placement Optional Redemption Amount”) and the date of such Subsequent Placement Optional Redemption (the “Subsequent Placement Optional Redemption Date”), which shall be the later of (x) the fifth (5th) Business Day after the date of the applicable Subsequent Placement Optional Redemption Notice and (y) the date of the consummation of such Eligible Subsequent Placement. The portion of the Conversion Amount of this Note subject to redemption pursuant to this Section 10 shall be redeemed by the Company in cash at a price equal to 110% of the Subsequent Placement Optional Redemption Amount being redeemed as of the Subsequent Placement Optional Redemption Date (the “Subsequent Placement Optional Redemption Price”). Redemptions required by this Section 10 shall be made in accordance with the provisions of Section 14.

11. ASSET SALE OPTIONAL REDEMPTION

(a) General. At any time from and after the earlier of (x) the date the Holder becomes aware of the occurrence of an Asset Sale (including any insurance and condemnation proceeds thereof) (the “Holder Asset Sale Notice Date”) and (y) the time of consummation of an Asset Sale (other than sales of inventory and product in the ordinary course of business) (each, an “Eligible Asset Sale”), the Holder shall have the right, in its sole discretion, to require that the Company redeem (each an “Asset Sale Optional Redemption”) all, or any portion, of the Conversion Amount under this Note not in excess of (together with any Asset Sale Optional Redemption Amount (as defined in the applicable other Note of the Holder) of any other Notes of the Holder) the Holder’s Holder Pro Rata Amount of 100% of the gross proceeds net of reasonable transaction expenses (including any insurance and condemnation proceeds with respect thereto not reinvested by the Company in accordance with any applicable Reinvestment Rights to the extent permitted in accordance herewith, but excluding the reasonable fees and expenses of any legal counsel, investment bank, broker and other similar transaction expenses in the ordinary course of business consistent with past practice) of such Eligible Asset Sale (the “Eligible Asset Sale Optional Redemption Amount”) by delivering written notice thereof (an “Asset Sale Optional Redemption Notice”) to the Company and the Trustee. Notwithstanding the foregoing, such Asset Sale Optional Redemption shall not be required with respect to any insurance or condemnation proceeds (other than where any such insurance or condemnation proceeds are the result of any cause reasonably likely to result in a Material Adverse Effect) to the extent the Company (i) reinvests such insurance and/or condemnation proceeds, as applicable, in productive assets of a kind used or usable in the business of the Company and its Subsidiaries within ninety (90) days after the date such proceeds are received by the Company and (ii) such aggregate amount of proceeds do not exceed $5 million (collectively, the “Reinvestment Right”).

(b) Mechanics. Each Asset Sale Optional Redemption Notice shall indicate that all, or such applicable portion, as set forth in the applicable Asset Sale Optional Redemption Notice, of the Eligible Asset Sale Optional Redemption Amount the Holder is electing to have redeemed (the “Asset Sale Optional Redemption Amount”) and the date of such Asset Sale Optional Redemption (the “Asset Sale Optional Redemption Date”), which shall be the later of (x) the fifth (5th) Business Day after the date of the applicable Asset Sale Optional Redemption Notice and (y) the date of the consummation of such Eligible Asset Sale. The portion of the Conversion Amount of this Note subject to redemption pursuant to this Section 11 shall be redeemed by the Company in cash at a price equal to 110% of Asset Sale Optional Redemption Amount being redeemed as of the Asset Sale Optional Redemption Date (the “Asset Sale Optional Redemption Price”). Redemptions required by this Section 11 shall be made in accordance with the provisions of Section 14.

(c) No Implied Consent. For the avoidance of doubt, nothing in this Section 11 shall be deemed implied consent to any transaction prohibited by the terms of the Transaction Documents.

12. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Association (as defined in the Securities Purchase Agreement), Memorandum of Association (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note or the other Transaction Documents, the Company (a) shall not increase the par value of any Ordinary Shares receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the conversion of this Note. Notwithstanding anything herein to the contrary, if after the sixty (60) calendar day anniversary of the Issuance Date, the Holder is not permitted to convert this Note in full for any reason (other than pursuant to restrictions set forth in Section 3(c)(v) hereof), the Company shall use its best efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to permit such conversion into Ordinary Shares.

13. RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. So long as any Notes remain outstanding, the Company shall at all times reserve from its duly authorized share capital, free of pre-emptive rights, at least 180% of the number of Ordinary Shares as shall from time to time be necessary to effect the conversion, including without limitation, Installment Conversions, Alternate Conversions and Accelerations, of all of the Notes then outstanding (without regard to any limitations on conversions and assuming such Notes remain outstanding until the Maturity Date) at the Alternate Conversion Price then in effect (the “Required Reserve Amount”). The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Notes based on the original principal amount of the Notes held by each holder on the Applicable Closing Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any Ordinary Shares reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If, notwithstanding Section 13(a), and not in limitation thereof, at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved Ordinary Shares to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of Ordinary Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall use its reasonable best efforts to promptly take all action necessary to increase the Company’s authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized Ordinary Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized Ordinary Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal. In the event that the Company is prohibited from issuing Ordinary Shares pursuant to the terms of this Note due to the failure by the Company to have sufficient Ordinary Shares available out of the authorized but unissued Ordinary Shares (such unavailable number of Ordinary Shares, the “Authorized Failure Shares”), in lieu of delivering such Authorized Failure Shares to the Holder, in exchange for the redemption of such portion of the Conversion Amount convertible into such Authorized Failure Shares (i) the Company shall pay cash at a price equal to the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the greatest Closing Sale Price of the Ordinary Shares on any Trading Day during the period commencing on the date the Holder delivers the applicable Conversion Notice with respect to such Authorized Failure Shares to the Company and ending on the date of such issuance and payment under this Section 13(a); and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Holder of Authorized Failure Shares, a Subsidiary of the Company shall, pay an amount equal to any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith. Nothing contained in Section 13(a) or this Section 13(b) shall limit any obligations of the Company under any provision of the Securities Purchase Agreement.

14. REDEMPTIONS.

(a) Mechanics. The Company, or at the Company’s direction, the Trustee, shall deliver the applicable Event of Default Redemption Price to the Holder in cash within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice (each, an “Event of Default Redemption Date”). If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company, or at the Company’s direction, the Trustee, shall deliver the applicable Change of Control Redemption Price to the Holder in cash concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise (each, an “Change of Control Redemption Date”). The Company shall deliver the applicable Company Optional Redemption Price to the Holder in cash on the applicable Company Optional Redemption Date. The Company shall deliver the applicable Asset Sale Optional Redemption Price to the Holder in cash on the applicable Asset Sale Optional Redemption Date. Subject to Section 8(c), the Company shall deliver the applicable Installment Redemption Price to the Holder in cash on the applicable Redemption Price to the Holder in cash on the applicable Asset Sale Optional Redemption Date. The Company shall deliver the applicable Subsequent Placement Optional Redemption Price to the Holder in cash on the applicable Subsequent Placement Optional Redemption Date. Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time the Holder is entitled to receive a cash payment under any of the other Transaction Documents, at the option of the Holder delivered in writing to the Company, the applicable Redemption Price hereunder shall be increased by the amount of such cash payment owed to the Holder under such other Transaction Document and, upon payment in full or conversion in accordance herewith, shall satisfy the Company’s payment obligation under such other Transaction Document. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 21(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 21(d)), to the Holder, and in each case the principal amount of this Note or such new Note (as the case may be) shall be increased by an amount equal to the difference between (1) the applicable Redemption Price (as the case may be, and as adjusted pursuant to this Section 14, if applicable) minus (2) the Principal portion of the Conversion Amount submitted for redemption and (z) the Conversion Price of this Note or such new Notes (as the case may be) shall be automatically adjusted with respect to each conversion effected thereafter by the Holder to the lowest of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided, (B) 75% of the lowest Closing Bid Price of the Ordinary Shares during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided and (C) 75% of the quotient of (I) the sum of the five (5) lowest VWAPs of the Ordinary Shares during the twenty (20) consecutive Trading Day period ending and including the applicable Conversion Date divided by (II) five (5) (it being understood and agreed that all such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during such period). The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by electronic mail a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is two (2) Business Days prior to the Company’s receipt of the Holder’s applicable Redemption Notice and ending on and including the date which is two (2) Business Days after the Company’s receipt of the Holder’s applicable Redemption Notice and the Company is unable to redeem all principal, interest, make-whole amount and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

15. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law (including, without limitation, the Companies Act 2014 (Ireland)) and as expressly provided in this Note.

16. COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms:

(a) Rank. All payments due under this Note (i) shall rank pari passu with all Other Notes and (ii) shall be senior to all other Indebtedness of the Company and its Subsidiaries (except for Excluded Subsidiaries that have incurred Permitted Sole Recourse Indebtedness).

(b) Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) other Permitted Indebtedness).

(c) Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments and Investments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, voluntarily directly or indirectly, redeem, defease, repurchase, repay or voluntarily make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Notes or, with respect to any Excluded Subsidiary, such Excluded Subsidiary’s Permitted Sole Recourse Indebtedness) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness or make any Investment, as applicable, if at the time such payment with respect to such Indebtedness and/or Investment, as applicable, is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing. In addition, and without limiting the foregoing, in no event shall the Company or any Subsidiary which is not an Excluded Subsidiary be permitted to make any investment in an Excluded Subsidiary without the prior written consent of the Required Holders; provided that the Company and its Subsidiaries may make investments in Excluded Subsidiaries in an aggregate amount not to exceed $1,000,000 in the aggregate per fiscal year without the prior written consent of the Required Holders.

(e) Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its share capital, other than (i) distributions by and between the Company and its wholly-owned Subsidiaries or between wholly-owned Subsidiaries, (ii) with respect to any capital stock of a wholly-owned Subsidiary owned by the Company or another wholly-owned Subsidiary of the Company, and (iii) so long as no Event of Default has occurred and is continuing or would result therefrom, redemptions or repurchases of capital stock or present and former employees, officers, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) for tax payment purposes or the making of severances payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant, in each case, in the ordinary course of business at no greater than the fair market value of such securities.

(f) Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions (each, an “Asset Sale”), other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business consistent with its past practice, (ii) sales of inventory and product in the ordinary course of business, (iii) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of assets or rights by the Company and its Subsidiaries, in an aggregate amount not in excess of $5 million (less the aggregate amount of any proceeds from Asset Sales to which the Company shall have elected to use Reinvestment Rights), in arms-length transactions with non-affiliates for fair value, the net proceeds of which are used (1) for acquisitions of assets to be used in the Company’ s business, (2) for investments in the Company’s assets or (3) to redeem all, or a portion of, the Notes in accordance with this Agreement, (iv) dispositions of used, damaged, obsolete, worn out or surplus inventory, equipment or product and other assets no longer used or useful in the business (including, the abandonment or disposition of Intellectual Property), in each case, in the ordinary course of business, and (v) dispositions of assets or property subject to casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding) or similar event of loss. In addition to, and not in limitation of, the foregoing, in no event shall the Company or any Subsidiary which is not an Excluded Subsidiary be permitted to sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions to any Excluded Subsidiary without the prior written consent of the Required Holders; provided that the Company and its Subsidiaries may make so transfer assets to Excluded Subsidiaries in an aggregate amount not to exceed $1,000,000 in the aggregate per fiscal year without the prior written consent of the Required Holders.

(g) Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, permit any Indebtedness of the Company or any of its Subsidiaries to mature or accelerate prior to the Maturity Date, provided that the Company can make the payments to Lucerne contemplated by the Securities Purchase Agreement and the Company may make regularly schedule payments of principal and interest under Permitted Indebtedness (but not a prepayments). Notwithstanding the foregoing, prior to any repayment of the notes due to ads-tec Holding GmbH the Company shall have drawn down an amount equal to such repayment under the Lucerne revolving credit facility less aggregate gross proceeds of any warrant exercises held by Thomas Spiedeidel or ads-tec Holding GmbH from the Closing Date to the time of such repayment.

(h) Change in Nature of Business.  The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Subscription Date or any business substantially related, complimentary or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

(i) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(j) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(k) Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take all reasonable actions to maintain all of the Intellectual Property Rights (as defined in the Securities Purchase Agreement) of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.

(l) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, business interruption insurance and directors’ and officers’ insurance in an amount of at least EUR 30,000,000 ) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(m) Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except (i) transactions set forth on Schedule 3(q) to the Securities Purchase Agreement, as in effect as of the Subscription Date, (ii) transactions in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof, (iii) employment, indemnity and severance arrangements between the Company or any of its Subsidiaries and their respective officers and employees, in the ordinary course of business, (iv) payment of reasonable compensation to officers and employees for actual services rendered to the Company and its Subsidiaries and for the reimbursement of out-of-pocket expenses actually incurred by such officers and employees in the ordinary course of business, or (v) payment of reasonable directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings, in the ordinary course of business.

(n) Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, (i) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (ii) issue any other securities that would cause a breach or default under the Notes or the Warrants.

(o) New Subsidiaries. Simultaneously with the acquisition or formation of each New Subsidiary (other than any Excluded Subsidiary (as defined in the Security Agreement)), the Company shall cause such New Subsidiary to execute, and deliver to each holder of Notes, all Security Documents (as defined in the Securities Purchase Agreement) as requested by the Collateral Agent or the Required Holders, as applicable. The Company shall also deliver to the Collateral Agent an opinion of counsel to such New Subsidiary that is reasonably satisfactory to the Collateral Agent and the Required Holders covering such legal matters with respect to such New Subsidiary executing and delivering the Security Document and any other matters that the Collateral Agent or the Required Holders may reasonably request. The Company shall deliver, or cause the applicable Subsidiary to deliver to the Collateral Agent, each of the physical stock certificates of such New Subsidiary, along with undated stock powers for each such certificates, executed in blank (or, if any such shares of share capital are uncertificated, confirmation and evidence reasonably satisfactory to the Collateral Agent and the Required Holders that the security interest in such uncertificated securities has been transferred to and perfected by the Collateral Agent, in accordance with Sections 8-313, 8-321 and 9-115 of the Uniform Commercial Code or any other similar or local or foreign law that may be applicable).

(p) Change in Collateral; Collateral Records. The Company shall (i) give the Collateral Agent not less than thirty (30) days’ prior written notice of any change in the location of any Collateral (as defined in the Security Documents), other than to locations set forth in the Perfection Certificate (as defined in the Securities Purchase Agreement) hereto or in transit with common carriers or out for repair or in the possession of contract manufactures and other service providers or in the possession of employees and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the Lien granted on the Collateral and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Holder and holders of the Other Notes from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent or any Holder may reasonably require, designating, identifying or describing the Collateral.

(q) Centre of Main Interest. The Company shall not change its centre of main interest (as that term is used in Article 3(1) of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast)).

(r) Minimum Cash Reserve Account; Control Account Release; Cash Collateral.

(i) The Company shall establish and maintain the Minimum Cash Reserve Account with a bank or a financial institution located in the United States of America and satisfactory to the Holder (each, as applicable, a “Controlled Account Bank”), which Minimum Cash Reserve Account shall be subject to deposit account control agreement in form and substance reasonably acceptable to the Holder (the “Controlled Account Agreement”). The Controlled Account Agreement shall provide, among other things, that (A) the applicable Controlled Account Bank will comply with any and all instructions originated by the Holder directing the disposition of any Cash (and/or other assets, as applicable) in the Minimum Cash Reserve Account without further consent by the Company or any of its Subsidiaries, (B) such Controlled Account Bank shall waive, subordinate and agree not to exercise any rights of setoff or recoupment or any other claim against the Minimum Cash Reserve Account other than for payment of its service fees and other charges directly related to the administration of the Minimum Cash Reserve Account and for returned checks or other items of payment, and (C) such Controlled Account Bank shall not comply with any instructions, directions or orders of any form with respect to the Minimum Cash Reserve Account other than instructions, directions or orders originated by the Holder. On the Issuance Date or as otherwise provided in the Securities Purchase Agreement, the Company shall have directed the Holder to initially deposit an aggregate of $35,000,000.00 of the Purchase Price (as defined in the Securities Purchase Agreement) of the Holder into the Minimum Cash Reserve Account. Upon the execution and delivery of the German Security Documents by each German Subsidiary of the Company and the Completion of the German Perfection Requirements and the satisfaction of the Conditions Subsequent, in each case, to the satisfaction of the Collateral Agent, and provided no Event of Default has occurred and is continuing, the Collateral Agent and the Company shall cause $20,000,000 million to be released from the Minimum Cash Reserve Account, of which approximately $4,750,000 shall be used to repay Indebtedness owed to Lucerne.

(ii) Upon the occurrence of any Control Account Release Event, the Holder shall, as soon as commercially practicable, but in no event later than three (3) Trading Days thereafter, cause a cash amount equal to (x) in the case of a Control Account Release Event of the type described in clause (i) of the definition of Control Account Release Event, such applicable portion of the cash held in the Minimum Cash Reserve Account subject to such Control Account Release Event or (y) in the case of any other Control Account Release Event, the entirety of the amounts held in the Minimum Cash Reserve Account, in either case, to be released from the Minimum Cash Reserve Account (as calculated in accordance with the definition of Control Account Release Event below, each, a “Control Account Release Amount”) and deposited into an bank account specified in writing by the Company on or prior to such date (each a “Control Account Release”); provided, that if the Company fails to select a bank account in a writing delivered to the Holder on or prior to such second Trading Day, the Holder shall effect such Control Account Release as soon as commercially practicable after receipt of such bank account election from the Company. Notwithstanding the foregoing, no Collateral Account Release Event shall occur prior to the date that (x) German Security Documents have been executed and delivered by each German Subsidiary of the Company and the Completion of the German Perfection Requirements to the satisfaction of the Collateral Agent and (y) all of the Conditions Subsequent set forth in the Securities Purchase Agreement have been satisfied in the sole discretion of the Collateral Agent. All cash released from the Minimum Cash Reserve Account shall only be transferred to an account over which the Collateral Agent has a perfected, first position security interest.

(iii) The Company hereby grants and pledges to the Holder a continuing security interest in any Cash (or other assets), from time to time, in the Minimum Cash Reserve Account (the “Cash Collateral”) to secure prompt repayment of any and all amounts outstanding hereunder and pursuant to the Transaction Documents from time to time and to secure prompt performance by the Company of each of its covenants and duties under the Transaction Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Cash Collateral, and will constitute a valid, first priority security interest in later-acquired Cash Collateral. Notwithstanding any filings undertaken related to Holder’s rights under the New York Uniform Commercial Code or any other applicable law, rules and/or regulations with respect thereto, the Holder’s Lien on the Cash Collateral shall remain in effect for so long as any amounts remain outstanding hereunder or any Cash Payment Obligations exist. Notwithstanding the foregoing, upon any Control Account Release, but solely with respect to such Control Account Release Amount, the Holder hereby automatically releases any Lien hereunder on such Control Account Release Amount. The Company hereby (i) authorizes the Holder to file, one or more financing or continuation statements, and amendments thereto, relating to the Cash Collateral and (ii) ratifies such authorization to the extent that the Holder has filed any such financing or continuation statements, or amendments thereto, prior to the date hereof.

(iv) Notwithstanding anything herein to the contrary, at the option of the Holder, the Holder may satisfy all, or any part, of any redemption or other cash payment obligation of the Company hereunder and/or pursuant to any other Transaction Document (each, a “Cash Payment Obligation”) from the Cash Collateral in the Minimum Cash Reserve Account, including, without limitation, in connection with any redemption hereunder or payment due at the Maturity Date. In connection with any Cash Payment Obligation hereunder, the Company hereby irrevocably consents to the Holder’s delivery of an instruction letter to the Controlled Account Bank to release Cash Collateral from the Minimum Cash Reserve Account in an amount not to exceed such Cash Payment Obligation to the Holder. In addition, upon the occurrence of any event which could reasonably be expected to result in a Cash Payment Obligation, the Holder may, at the Holder’s option, withdraw all, or any part, of the Cash Collateral in the Minimum Cash Reserve Account; provided that (x) such withdrawn amount shall not exceed such amount which the Holder reasonably believes would be necessary to satisfy such Cash Payment Obligation, and (y) such withdrawal shall not constitute the delivery of a Redemption Notice hereunder or payment hereunder unless the Holder specifies in writing to the Company that the Holder has applied such Cash Collateral in satisfaction of such Cash Payment Obligation. For the avoidance of doubt, and not withstanding anything herein to the contrary, at such time as the only remaining Cash Payment Obligations hereunder and pursuant to the Transaction Documents equals (or is less than) the fair market value of the Cash Collateral then held in the Minimum Cash Reserve Account, the Holder shall be required to deliver an instruction letter to the Controlled Account Bank to release Cash Collateral from the Minimum Cash Reserve Account to satisfy such Cash Payment Obligations prior to taking any actions against any other Collateral of the Company or demanding any other cash payment from the Company or any of its Subsidiaries with respect thereto.

(v) If the Controlled Account Bank breaches any covenant or other term or condition of any Controlled Account Agreement or otherwise fails to promptly comply with the instructions of the Holder in connection with the Cash Collateral, the Holder may, at its option, withdraw the Cash Collateral from the Controlled Account Bank and hold such Cash Collateral until such time as (x) the Company and the Holder have agreed upon a replacement Controlled Account Bank and (y) a Controlled Account Agreement with respect to such Cash Collateral and a new account shall have been duly executed by the Company, the Holder and the replacement Controlled Account Bank. Notwithstanding anything herein to the contrary, if the Company or any of its Subsidiaries receives any of the Cash Collateral in breach of any Controlled Account Agreement (or receives notice from the Holder that an amount was wired to the Company from the Minimum Cash Reserve Account without the proper authorization of the Holder), the Company shall promptly cause such amounts to be returned to the Minimum Cash Reserve Account.

(s) Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(t) Taxes. The Company and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material adverse effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material adverse effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with IRFS.

(u) Independent Investigation. At the request of the Holder either (x) at any time when an Event of Default has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute an Event of Default or (z) at any time the Holder reasonably believes an Event of Default may have occurred or be continuing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by the Holder to investigate as to whether any breach of this Note has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach of this Note has occurred, the Independent Investigator shall notify the Company of such breach and the Company shall deliver written notice to each holder of a Note of such breach. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

(v) Prior to the execution and delivery of the German Security Documents and the completion of the German Perfection Requirements, the Company Shall at all times maintain a balance of available cash of at least $5,000,000. Following the execution and delivery of the German Security Documents and the completion of the German Perfection Requirements, the Company Shall at all times maintain a balance of available cash of at least $10,000,000, of which $8,000,000 shall be on deposit in an account maintained at a German bank over which the Collateral Agent has a perfected, first priority security interest and the other $2,000,000 shall be held in account maintained by the Company in an Irish bank. In all cases, the requirement pursuant to this subsection (v) is in addition to any funds held in the Minimum Cash Reserve Account. The Company shall certify its compliance with this Section 16(v) by delivering a written compliance certificate to the Holder on the last Business Day of each calendar month.

(v) The Company shall not, and shall not permit the Company or any Subsidiary to, initiate nor receive any draws or similar payments under the Revolving Credit Facility until the Intercreditor Agreement is executed in a form acceptable to the Holder.

17. SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Transaction Documents (including, without limitation, the Security Agreement and the other Security Documents).

18. DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Sections 6(a) or 7, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of Ordinary Shares, by way of return of capital or otherwise (including without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to be paid by the Company an amount equal to the Distribution the Holder would have received had it held the number of Ordinary Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Alternate Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for such Distributions (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

19. AMENDING THE TERMS OF THIS NOTE. Except for Section 3(c)(v) and this Section 19, which may not be amended, modified or waived by the parties hereto, the prior written consent of the Holder shall be required for any change, waiver or amendment to this Note.

20. TRANSFER. This Note and any Ordinary Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

21. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, sold or assigned, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 21(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 21(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, Upon compliance with the Indenture, the Company shall execute and, following authentication of such new Note, deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 21(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 21(a) or Section 21(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, (v) shall be duly authenticated in accordance with the Indenture and (vi) shall represent accrued and unpaid Make-Whole Amount, Interest and Late Charges on the Principal, Interest and Make-Whole Amount of this Note, from the Issuance Date.

22. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 7).

23. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under the Transaction Documents or to enforce the provisions of the Transaction Documents or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under the Transaction Documents shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

24. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Applicable Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

25. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section 25 shall permit any waiver of any provision of Section 3(c)(v).

26. DISPUTE RESOLUTION.

(a) Submission to Dispute Resolution.

(i) In the case of a dispute relating to a Closing Bid Price, a Closing Sale Price, a Conversion Price, an Installment Conversion Price, a Reallocation Conversion Price, an Acceleration Conversion Price, an Alternate Conversion Price, a VWAP or a fair market value or the arithmetic calculation of a Conversion Rate, or the applicable Redemption Price (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Company, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute relating to such Closing Bid Price, such Closing Sale Price, such Conversion Price, such Installment Conversion Price, such Reallocation Conversion Price, such Acceleration Conversion Price, such Alternate Conversion Price, such VWAP or such fair market value, or the arithmetic calculation of such Conversion Rate or such applicable Redemption Price (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

(ii) The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 26 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii) The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b) Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 26 constitutes an agreement to arbitrate between the Company and the Holder (and constitutes an arbitration agreement) under § 7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that the Holder is authorized to apply for an order to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 26, (ii) the terms of this Note and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Note and any other applicable Transaction Documents, (iii) the Holder (and only the Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 26 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 26 and (iv) nothing in this Section 26 shall limit the Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 26).

27. NOTICES; CURRENCY; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder and the Trustee with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder and the Trustee (i) within one (1) Trading Day of any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, or (B) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due (except to the extent such amount is simultaneously accruing Interest at the Default Rate hereunder) shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of twelve percent (12%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

28. CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

29. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

30. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Except as otherwise required by Section 26 above, the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 26. The Company (on behalf of itself and each of its Subsidiaries) hereby appoints Cogency Global, Inc., as its agent for service of process in New York. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY. The choice of the laws of the State of New York as the governing law of this Note is a valid choice of law and would be recognized and given effect to in any action brought before a court of competent jurisdiction in Ireland and Germany or such other jurisdiction applicable to the Company or any of its Subsidiaries except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Ireland and the laws of Germany or such other jurisdiction applicable to the Company or any of its Subsidiaries. The Company or any of their respective properties, assets or revenues does not have any right of immunity under the laws of Ireland and Germany or such other jurisdiction applicable to the Company or any of its Subsidiaries or New York law, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of Ireland and Germany or such other jurisdiction applicable to the Company or any of its Subsidiaries or any New York or United States federal court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Note; and, to the extent that the Company, or any of its properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, the Company hereby waives such right to the extent permitted by law and hereby consents to such relief and enforcement as provided in this Note and the other Transaction Documents.

31. JUDGMENT CURRENCY.

(a) If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 31 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(i) the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 31(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b) If in the case of any proceeding in the court of any jurisdiction referred to in Section 31(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c) Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

32. SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

33. MAXIMUM PAYMENTS. Without limiting Section 9(d) of the Securities Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

34. MOST FAVORED NATION. The Holder shall have “most favored nation” status with respect to any terms granted to any holder of other Notes which are more favorable than those granted to the Holder. Upon written demand by the Holder, any such more favorable terms shall be made applicable to the terms of this Note. The Company and the Holder shall negotiate in good faith the appropriate form and substance of any modification to be made to this Note.

35. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c) “Acceleration Conversion Price” means, with respect to any given Acceleration Date, the lower of (i) the Installment Conversion Price for such Current Installment Date related to such Acceleration Date and (ii) 95% of the lowest VWAP of the Ordinary Shares on any Trading Day during the ten (10) consecutive Trading Day period ending on and including the Acceleration Date. All such determinations to be appropriately adjusted for any share split, share dividend, share combination or other similar transaction during any such measuring period. For clarity, any Conversion Notice relating to an Acceleration Conversion Price shall be delivered in accordance with Section 3(c)(i) with the Acceleration Conversion Price updated in accordance with Section 3(c)(i).

(d) “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 7) of Ordinary Shares (other than rights of the type described in Section 6(a) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(e) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(f) “Alternate Conversion Price” means, with respect to any Alternate Conversion that price which shall be the lower of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, (ii) 85% of the lowest VWAP of the Ordinary Shares on any Trading Day during the five (5) consecutive Trading Day Period ending and including the Trading Day immediately preceding the date of occurrence of the Event of Default for which the Holder has elected such Alternate Conversion and (iii) 85% of the lowest VWAP of the Ordinary Shares on any Trading Day during the five (5) consecutive Trading Day period ending on and including the Trading Day of the the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Ordinary Shares during such Alternate Conversion Measuring Period.

(g) “Applicable Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued this Note pursuant to the terms of the Indenture, the applicable Supplemental Indenture and the Securities Purchase Agreement.

(h) “Approved Share Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the Subscription Date pursuant to which Ordinary Shares and standard options to purchase Ordinary Shares may be issued to any employee, officer or director for services provided to the Company in their capacity as such.

(i) “Asset Sale” shall have the meaning as set forth in Section 16(f) above.

(j) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Ordinary Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(k) “Bloomberg” means Bloomberg, L.P.

(l) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(m) “Cash” of the Company and its Subsidiaries on any date shall be determined from such Persons’ books maintained in accordance with IRFS, and means, without duplication, the cash, cash equivalents and Eligible Marketable Securities accrued by the Company and its wholly owned Subsidiaries on a consolidated basis on such date.

(n) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the Ordinary Shares in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(o) “Change of Control Redemption Premium” means 125%.

(p) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 26. All such determinations shall be appropriately adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions during such period.

(q) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Indenture, the initial Supplemental Indenture and the Securities Purchase Agreement.

(r) “Collateral” means any collateral given or required to be given by the Company or a Subsidiary as security for the Company’s and the Subsidiaries’ respective obligations and liabilities under the transaction documents.

(s) “Control Account Release Event” means, as applicable, (i) with respect to any voluntary conversion of this Note, each of (A) the Company’s receipt of a Conversion Notice hereunder executed by the Holder as a result of which the funds on deposit in the Minimum Cash Reserve Account exceed the remaining outstanding and unconverted Conversion Amount (each, a “Voluntary Conversion Release Amount”) and (B) the Company’s receipt of written confirmation by the Holder that the Ordinary Shares issued pursuant to such Conversion Notice have been properly delivered in accordance with Section 3(c) (in each case, as adjusted, if applicable, to reflect the withdrawal of any Conversion Notice, in whole or in part, by the Holder, whether pursuant to Section 3(c)(ii) or otherwise), the release amount from the Minimum Cash Reserve Account shall be equal the excess of the funds on deposit in the Minimum Cash Reserve over the remaining outstanding and unconverted Conversion Amount, (ii) provided (x) no Event of Default has occurred or is continuing prior to such date and (y) the Equity Conditions are satisfied as of such date, at any time after October 30, 2025, (1) the Company has constructed at least fifty (50) new charging stations and (2) and no more than $20 million in aggregate Conversion Amount of Notes remain outstanding, the remaining funds on deposit in the Cash Reserve Minimum Account, or (iii) the Company’s receipt of a notice by the Holder voluntarily electing to effect a release of all, or any part, of any Cash then held in the Minimum Cash Reserve Account.

(t) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Ordinary Shares.

(u) “Current Subsidiary” means any Person in which the Company on the Subscription Date, directly or indirectly, (i) owns any of the outstanding share capital or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “Current Subsidiaries”.

(v) “Declaration Form” means:

(i) in respect of a Holder who is a corporation, a Form V2B in the form prescribed by the Revenue Commissioners (as defined in the Securities Purchase Agreement);

(ii) in respect of a Holder who is an individual, a Form V2A in the form prescribed by the Revenue Commissioners certified by the tax authority of the country in which the Holder is resident; or

(iii) in respect of a Holder who is a body of persons other than a corporation or an individual, a Form V2C in the form prescribed by the Revenue Commissioners certified by the tax authority of the country in which the Holder is resident.

(w) “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market.

(x) “Eligible Marketable Securities” as of any date means marketable securities which would be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with IRFS, and which are permitted under the Company’s investment policies as in effect on the Issuance Date or approved thereafter by the Company’s Board of Directors.

(y) “Equity Conditions” means, with respect to an given date of determination: (i) on each day during the period beginning thirty calendar days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Ordinary Shares (including all Underlying Securities (as defined in the Securities Purchase Agreement)) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Eligible Market or (B) the Company falling below the minimum listing maintenance requirements of the Eligible Market on which the Ordinary Shares is then listed or designated for quotation (as applicable); (ii) during the Equity Conditions Measuring Period, the Company shall have delivered all Ordinary Shares issuable upon conversion of this Note on a timely basis as set forth in Section 3 hereof and all other shares of share capital required to be delivered by the Company on a timely basis as set forth in the other Transaction Documents; (iii) any Ordinary Shares to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination) may be issued in full without violating Section 3(c)(v) hereof; (iv) any Ordinary Shares to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without violating the rules or regulations of the Eligible Market on which the Ordinary Shares is then listed or designated for quotation (as applicable); (v) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vi) no Current Public Information Failure (as defined in the Securities Purchase Agreement) then exists or is continuing; (vii) the Holder shall not be in (and no other holder of Notes shall be in) possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (viii) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with each, and shall not have breached any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, including, without limitation, the Company shall not have failed to timely make any payment pursuant to any Transaction Document; (ix) on each Trading Day during the Equity Conditions Measuring Period, there shall not have occurred any Volume Failure or Price Failure as of such applicable date of determination; (x) on the applicable date of determination (A) no Authorized Share Failure shall exist or be continuing and all Ordinary Shares to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination at the Alternate Conversion Price then in effect (without regard to any limitations on conversion set forth herein)) (each, a “Required Minimum Securities Amount”) are available under the Articles of Association of the Company and reserved by the Company to be issued pursuant to the Notes and (B) all Ordinary Shares to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without resulting in an Authorized Share Failure; (xi) on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; (xii) no bone fide dispute shall exist, by and between any of holder of Notes or Warrants, the Company, the Principal Market (or such applicable Eligible Market in which the Ordinary Shares of the Company is then principally trading) and/or FINRA with respect to any term or provision of any Note or any other Transaction Document and (xiii) the Ordinary Shares issuable pursuant the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market and are otherwise freely tradable by the Holder without restriction or any requirement for restrictive legends under the 1933 Act or otherwise.

(z) “Equity Conditions Failure” means that on any day during the period commencing twenty (20) Trading Days prior to the applicable Installment Notice Date through the later of the applicable Installment Date and the date on which the applicable Ordinary Shares are actually delivered to the Holder, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(aa) “Excluded Securities” means (i) Ordinary Shares or standard options to purchase Ordinary Shares issued to directors, officers or employees of the Company for services rendered to the Company in their capacity as such pursuant to an Approved Share Plan, provided that (A) all such issuances (taking into account the Ordinary Shares issuable upon exercise of such options) after the Subscription Date pursuant to this clause (i) do not, in the aggregate, exceed more than 5% of the Ordinary Shares issued and outstanding immediately prior to the Subscription Date and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Buyers; (ii) Ordinary Shares issued upon the conversion or exercise of Convertible Securities or Options (other than standard options to purchase Ordinary Shares issued pursuant to an Approved Share Plan that are covered by clause (i) above) issued prior to the Subscription Date, provided that the conversion price of any such Convertible Securities (other than standard options to purchase Ordinary Shares issued pursuant to an Approved Share Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities or Options (other than standard options to purchase Ordinary Shares issued pursuant to an Approved Share Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities or Options (other than standard options to purchase Ordinary Shares issued pursuant to an Approved Share Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (iii) the Ordinary Shares issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes; provided, that the terms of the Notes are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date), and (iv) the Ordinary Shares issuable upon exercise of the Warrants; provided, that the terms of the Warrants are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date).

(bb) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Ordinary Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding Ordinary Shares, (y) 50% of the outstanding Ordinary Shares calculated as if any Ordinary Shares held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of Ordinary Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Ordinary Shares, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding Ordinary Shares, (y) at least 50% of the outstanding Ordinary Shares calculated as if any Ordinary Shares held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of Ordinary Shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Ordinary Shares, or (v) reorganize, recapitalize or reclassify its Ordinary Shares, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Ordinary Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares not held by all such Subject Entities as of the date of this Note calculated as if any Ordinary Shares held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their Ordinary Shares without approval of the shareholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(cc) “IRFS” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(dd) “German Security Documents” means German law governed security agreements, which agreements shall be acceptable to the Collateral Agent in form and substance, granting the Collateral Agent a first priority, perfected security interest in all deposit accounts, intellectual property, equipment and machinery and contracts of the Company’s German Subsidiaries and all of the issued and outstanding equity interests of the Company’s German Subsidiaries.

(ee) “German Perfection Requirements” means the making or procuring of the appropriate registrations, filings endorsements, notarizations, formality requirements, stampings and/or notifications of the German Security Documents or the security created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any liens or the German Security Documents or to achieve the relevant priority expressed therein.

(ff) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(gg) “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the original Principal amount of this Note on the Closing Date and (ii) the denominator of which is the aggregate original principal amount of all Notes issued to the initial purchasers pursuant to the Securities Purchase Agreement on the Closing Date.

(hh) “Indebtedness” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(ii) “Indenture” means that certain Indenture dated as of the Closing Date, by and between the Company and the Trustee, as may be amended, modified or supplemented from time to time, including, without limitation, by any Supplemental Indenture.

(jj) “Installment Amount” means with respect to any Installment Date the sum of (A) (i) with respect solely to the Initial Installment Date, $7,500,000, and (ii) with respect to any Installment Date following the Initial Installment Date other than the Maturity Date, the lesser of (x) $815,000 and (y) the Principal amount then outstanding under this Note as of such Installment Date, and (ii) with respect to the Installment Date that is the Maturity Date, the Principal amount then outstanding under this Note as of such Installment Date (in each case, as any such Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or Deferral), (B) any Deferral Amount deferred pursuant to Section 8(d) and included in such Installment Amount in accordance therewith, (C) any Acceleration Amount accelerated pursuant to Section 8(e) and included in such Installment Amount in accordance therewith (D) any other unpaid amounts (excluding amounts outstanding under the Notes) as of such Installment Date pursuant to the Transaction Documents, if any and (E) in each case of clauses (A) through (D) above, the sum of any accrued and unpaid Interest as of such Installment Date under this Note, if any, the Make-Whole Amount and accrued and unpaid Late Charges, if any, under this Note as of such Installment Date. In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of the each unpaid Installment Amount hereunder.

(kk) “Installment Conversion Price” means: (x) solely with respect to the Initial Installment Date, 80% of the lower of (i) the Closing Bid Price immediately preceding the Initial Installment Date or the Reallocation Date, as applicable and (ii) the lowest VWAP of the Ordinary Shares on any Trading Day during the five (5) consecutive Trading Days ending and including Initial Installment Date or the Reallocation Date, as applicable (the “Initial Installment Date Conversion Price”), and (y) with respect to any other Installment Date, the lower of (i) the Conversion Price then in effect and (ii) 95% of the lowest VWAP of the Ordinary Shares on any Trading Day during the ten (10) consecutive Trading Day period ending and including the Installment Date. All such determinations to be appropriately adjusted for any share split, share dividend, share combination or other similar transaction during any such measuring period..

(ll) “Installment Date” means (i) the Trading Day immediately following the date that the Company files its Annual Report on Form 20-F for the fiscal year ended December 31, 2024 (the “Initial Installment Date”), (ii) thereafter, June 1, 2025, (iii) subsequently, the first Trading Day of the calendar month immediately following the previous Installment Date until the Maturity Date, and (iv) the Maturity Date.

(mm) “Intercreditor Agreement” means that certain intercreditor and subordination agreement to be entered into between the Holder, The Lucerne Capital Master Fund, L.P. and The Lucerne Capital Special Opportunity Fund, Ltd. regarding the Revolving Credit Facility, in a form reasonably acceptable to the Holder.

(nn) “Interest Date” means, with respect to any given calendar month, (x) if prior to the initial Installment Date or after the Maturity Date, the first Trading Day of such calendar month or (y) if on or after the initial Installment Date, but on or prior to the Maturity Date, such Installment Date, if any, in such calendar month.

(oo) “Interest Rate” means two percent (2%) per annum, as may be adjusted from time to time in accordance with Section 2.

(pp) “Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets.

(qq) “Make-Whole Amount” means, as of any given date and as applicable, in connection with any conversion, redemption or other repayment hereunder, an amount equal to the amount of additional Interest that would accrue under this Note at the Interest Rate then in effect assuming for calculation purposes that the Principal of this Note as of the Closing Date remained outstanding through and including the Maturity Date.

(rr) “Material Adverse Effect” shall have the meaning as set forth in the Securities Purchase Agreement.

(ss) “Maturity Date” shall mean May 1, 2028; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Change of Control Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(c)(v) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.

(tt) “Minimum Cash Reserve Account” means a bank account of the Company with Citizens Private Bank subject to a Controlled Account Agreement, which shall not permit Company access to such bank account, established in accordance with Section 16(r) above.

(uu) “New Subsidiary” means, as of any date of determination, any Person in which the Company after the Subscription Date, directly or indirectly, (i) owns or acquires any of the outstanding share capital or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “New Subsidiaries”.

(vv) “Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

(ww) “Ordinary Shares” means (i) the Company’s ordinary shares, $0.0001 par value per share, and (ii) any share capital into which such ordinary shares shall have been changed or any share capital resulting from a reclassification of such ordinary shares.

(xx) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common equity or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(yy) “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) Indebtedness set forth on Schedule 3(s) to the Securities Purchase Agreement, as in effect as of the Subscription Date, (iii) Indebtedness secured by Permitted Liens but as described in clauses (iv) and (v) of the definition of Permitted Liens, (iv) Permitted Sole Recourse Indebtedness, (v) Permitted Subordinated Indebtedness, (vi) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business, (viii) Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies, (ix) Indebtedness incurred in the ordinary course of business with respect to surety and appeals bonds, performance bonds and other similar obligations, (x) Indebtedness incurred to finance the payment of insurance premiums in the ordinary course of business, (xi) Indebtedness consisting of capital lease obligations entered into in the ordinary course of business, and (xii) Permitted Subsidiary Indebtedness.

(zz) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed $2,000,000, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(x), (viii) Liens with respect to Permitted Sole Recourse Indebtedness, (ix) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations in the ordinary course of business, (x) Liens to secured the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers in the ordinary course of business, (xi) Liens securing this Note and the other Notes, (xii) easements, covenants, conditions, rights of way, servitudes, zoning and other restrictions, minor defects or irregularities in title, and other similar encumbrances which, either individually or in the aggregate, do not secured Indebtedness, and which do not interfere in any material respect with the ordinary course of business, (xiii) Liens arising from precautionary uniform commercial code financing statements or similar filings under applicable laws filed under any lease not prohibited by this Note, (xiv) licenses (including licenses of Intellectual Property), sublicenses, leases or subleases granted to third parties in the ordinary course of business not prohibited by this Note, (xv) Liens (including rights of set-off) in favor of a bank, intermediary or other depositary institution arising as a matter of law and/or created pursuant to any agreement, and (xvi) Liens arising out of conditional sale, title, retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business.

(aaa) “Permitted Sole Recourse Indebtedness” means Indebtedness of any New Subsidiary, the sole recourse of which is to the assets of such New Subsidiary.

(bbb) “Permitted Subordinated Indebtedness” means unsecured Indebtedness (other than Convertible Securities) incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written intercreditor agreement reasonably acceptable to the Holder, (i) which does not include any equity or equity-linked features or the issuance or transfer of any securities in connection therewith (including, with limitation, any Options or the right to convert, exchange or otherwise satisfy the payment of such Indebtedness with any equity security of the Company or any of its Subsidiaries) and (ii) which Indebtedness does not provide at any time for (x) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least ninety-one (91) days after the Maturity Date and (y) total interest and fees at a rate in excess of 12% per annum; provided that the aggregate amount of any Permitted Subordinated Indebtedness shall not exceed $2,000,000.

(ccc) “Permitted Subsidiary Indebtedness” means Indebtedness incurred by ads-tec Energy, Inc. that (1) is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written intercreditor agreement reasonably acceptable to the Holder, (2) the sole recourse of which is to the assets of ads-tec Energy, Inc., and (3) is in an aggregate amount not to exceed $33,000,000 at any time outstanding.

(ddd) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(eee) “Price Failure” means, with respect to a particular date of determination, the VWAP of the Ordinary Shares on any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination fails to exceed $10.00 (as adjusted for share splits, share dividends, share combinations, recapitalizations or other similar transactions occurring after the Subscription Date). All such determinations to be appropriately adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions during any such measuring period. Notwithstanding the foregoing, at any time, and for any period of time, as applicable, the Holder may lower any dollar threshold specified in this definition to any lower dollar threshold, in each case, as specified by the Holder in a written notice to the Company.

(fff) “Principal Market” means the Nasdaq Capital Market.

(ggg) “Redemption Date” means any Event of Default Redemption Date, Asset Sale Optional Redemption Date, Subsequent Placement Optional Redemption Date, Company Optional Redemption Date and/or Change of Control Redemption Date, as applicable.

(hhh) “Reallocation Conversion Price” means, : (A) solely with respect to the Initial Installment Date, the lesser of (x) the Initial Installment Date Conversion Price as of the Initial Installment Date, and (y) the Initial Installment Date Conversion Price as of the applicable Reallocation Date and (B) with respect to any other particular date of determination, the lower of (i) the Conversion Price then in effect, and (ii) the lower of (I) the Installment Conversion Price for such applicable Installment Period, and (II) 95% of the lowest VWAP of the Ordinary Shares on any Trading Day during the ten (10) consecutive Trading Day period ending on and including the applicable Reallocation Date. All such determinations to be appropriately adjusted for any share split, share dividend, share combination or other similar transaction during any such measuring period.

(iii) “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Asset Sale Optional Redemption Notices, the Installment Notices with respect to any Installment Redemption, the Subsequent Placement Optional Redemption Notices, the Company Optional Redemption Notices and the Change of Control Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

(jjj) “Reallocation Period” has the meaning set forth in Section 8(f).

(kkk) “Redemption Premium” means 125%.

(lll) “Redemption Prices” means, collectively, Event of Default Redemption Prices, the Change of Control Redemption Prices, the Asset Sale Optional Redemption Prices, the Subsequent Placement Optional Redemption Prices, the Company Optional Redemption Prices and the Installment Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”

(mmm) “Revolving Credit Facility” means, collectively, (i) that certain Second Amended and Restated Secured Promissory Note, dated as of January 13, 2025, in the original principal amount of $7,500,000, issued by ads-tec Energy, Inc. in favor of The Lucerne Capital Master Fund, L.P., (ii) that certain Second Amended and Restated Secured Promissory Note, dated as of January 13, 2025, in the original principal amount of $2,500,000, issued by ads-tec Energy, Inc. in favor of (1) The Lucerne Capital Master Fund, L.P. and (2) The Lucerne Capital Special Opportunity Fund, Ltd., (iii) that certain Second Amended and Restated Secured Promissory Note, dated as of January 13, 2025, in the original principal amount of $2,500,000, issued by ads-tec Energy, Inc. in favor of The Lucerne Capital Master Fund, L.P., (iv) that certain Second Amended and Restated Secured Promissory Note, dated as of January 13, 2025, in the original principal amount of $2,500,000, issued by ads-tec Energy, Inc. in favor of The Lucerne Capital Master Fund, L.P., (v) that certain Amended and Restated Secured Promissory Note, dated as of January 13, 2025, in the original principal amount of $5,000,000, issued by ads-tec Energy, Inc. in favor of The Lucerne Capital Master Fund, L.P., and (vi) that certain Amended and Restated Secured Promissory Note, dated as of January 13, 2025, in the original principal amount of $10,000,000, issued by ads-tec Energy, Inc. in favor of The Lucerne Capital Master Fund, L.P..

(nnn) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(ooo) “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Company and the initial holders of the Notes and Warrants pursuant to which the Company issued certain Ordinary Shares, the Notes and Warrants, as may be amended from time to time.

(ppp) “Security Agreement” shall have the meaning as set forth in the Securities Purchase Agreement.

(qqq) “Subscription Date” means May 1, 2025.

(rrr) “Subsidiaries” means, as of any date of determination, collectively, all Current Subsidiaries and all New Subsidiaries, and each of the foregoing, individually, a “Subsidiary.”

(sss) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(ttt) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(uuu) “Subsequent Placement” means any direct or indirect issuance, offer, sale, grant of any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) by the Company and/or any of its Subsidiaries of any equity security and/or any equity-linked and/or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the 1933 Act), any Convertible Securities, any Options, any debt, any preferred stock and/or any purchase rights).

(vvv) “Supplemental Indenture” shall have the meaning ascribed to such term in the Securities Purchase Agreement, as each such supplemental indenture may be amended, modified or supplemented from time to time.

(www) “TCA” means the Taxes Consolidation Act, 1997 of Ireland (as amended).

(xxx) “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Ordinary Shares, any day on which the Ordinary Shares is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares, then on the principal securities exchange or securities market on which the Ordinary Shares is then traded, provided that “Trading Day” shall not include any day on which the Ordinary Shares is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Ordinary Shares, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(yyy) “Trustee” means Wilmington Savings Fund Society, FSB , in its capacity as trustee under the Indenture, or any successor or any additional trustee appointed with respect to the Notes pursuant to the Indenture.

(zzz) “Volume Failure” means, with respect to a particular date of determination, the aggregate daily dollar trading volume (as reported on Bloomberg) of the Ordinary Shares on the Principal Market on any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination (such period, the “Volume Failure Measuring Period”), is less than $500,000 (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions occurring after the Subscription Date). Notwithstanding the foregoing, at any time, and for any period of time, as applicable, the Holder may lower any dollar threshold specified in this definition to any lower dollar threshold, in each case, as specified by the Holder in a written notice to the Company.

(aaaa) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 26. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

(bbbb) “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

36. DISCLOSURE. Upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York city time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Report of Foreign Private Issuer on Form 6-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. Nothing contained in this Section 35 shall limit any obligations of the Company, or any rights of the Holder, under Section 4(k) of the Securities Purchase Agreement.

37. ABSENCE OF TRADING AND DISCLOSURE RESTRICTIONS. The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company and that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

38. WITHHOLDING TAXES.

(a) Any and all payments made by or on behalf of the Company or any other person under this Note or any other Transaction Document (including any issuance of shares or other securities, or the delivery of any other property, pursuant to this Note or any other Transaction Document) shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes (as defined in the Securities Purchase Agreement); provided, that if the Company or such other person shall be required by applicable law to deduct or withhold any Taxes from such payments, then the Company or such other Person shall (a) if such Taxes are Indemnified Taxes (as defined in the Securities Purchase Agreement), pay the Holder such additional amounts as may be necessary so that after making or allowing for all required withholdings and deductions for Taxes (including withholdings and deductions applicable to additional amounts payable under this section), the Holder has received or receives an amount equal to that which the Holder would have received had no such withholdings or deductions been required (and, for greater certainty, where the payment is the issuance of shares or other securities of the Company or any other Person, or any other property, such that the Holder receives such shares, securities or other property as if no withholding or deduction for Taxes had been imposed, and such that the Company or such other Person fully bears any such Taxes); (b) timely remit such taxes directly to the relevant governmental authority; and (c) furnish to the Holder, within a reasonable time, a copy of a receipt issued by such governmental authority evidencing such remittance, a copy of the return reporting such remittance or other evidence of such remittance reasonably satisfactory to the Holder. For greater certainty, for the purposes of this Section 38, the Holder shall include any successor of the Holder and any transferee and assignee in respect of the Holder in respect of this Note or any of the other Transaction Documents. For the avoidance of doubt, the Company’s obligation to pay additional amounts to the Holder in respect of any amounts required to be withheld from payments made by the Company shall not apply in respect of any amounts required to be so withheld in respect of or pursuant to the Conversion Shares or Warrants Shares following their issuance.

(b) Each Holder that becomes a Party on the day on which this Note is issued anticipates that, on such date, it should satisfy the criteria to fall within an exemption under Section 172D TCA from dividend withholding tax imposed by Ireland (a “DWT Exemption”). The Holder shall, on the day on which this Note is issued, provide the Company with a valid Declaration Form duly completed by the Holder, other appropriate tax forms and such other information as reasonably requested by the Company in order to establish an exemption from any withholding taxes imposed under the laws of Ireland, in each case to the extent to which it is lawful for it to provide such Declaration Form, tax forms or other information.

(c) Each successor of the Holder and any transferee and assignee in respect of this Note or any of the other Transaction Documents shall confirm to the Company on the day on which it becomes a holder of this Note, whether or not it qualifies for a DWT Exemption. To the extent that such successor, transferee or assignee qualifies for a DWT Exemption at the date on which it becomes a holder of this Note or after the date on which such successor, transferee or assignee becomes a holder of this Note, such successor, transferee or assignee shall cooperate with the Company to reduce or eliminate any dividend withholding tax imposed by Ireland and shall use reasonable best efforts to provide (on or before the next payment (including deemed) payment date thereafter) the Company with such valid Declaration Forms duly completed by such successor, transferee or assignee, other appropriate tax forms and such other information as reasonably requested by the Company in order to establish an exemption from any withholding taxes imposed under the laws of Ireland.

(d) The Company confirms that, other than as a result of a change of law after the date of this Note, it shall not be required to withhold Irish tax from any amounts payable pursuant to this Note to a Holder which (i) provides a duly completed valid Declaration Form prior to the payment (or deemed payment) of any amounts pursuant to this Note, and (ii) is not an “associated entity” of the Company within the meaning of Section 817U of the TCA.

(e) The Company shall indemnify and hold harmless the Holder within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 38 but without duplication of increased amounts the Company has paid in respect of Taxes pursuant to Section 38(a)), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Company by the Holder shall be conclusive absent manifest error.

(f) Notwithstanding anything to the contrary in this Note or any other Transaction Document, the provisions of this Section 38 shall survive the conversion, redemption, prepayment, termination or cancellation of this Note or any other Transaction Document, as applicable, and any transfer by a Holder of this Note or any Warrant or its rights under any Transaction Document, and will apply, mutatis mutandis, to any Successor Entity to the Company or any of its Subsidiaries.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

ADS-TEC Energy PLC

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture and the applicable Supplemental Indenture.

Dated: ________________, 20__

WILMINGTON SAVINGS FUND SOCIETY, FSB

By:
Name:
Title:

Senior Convertible Note - Signature Page

EXHIBIT I

ADS-TEC ENERGY PLC
CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Note (the “Note”) issued to the undersigned by ADS-TEC Energy PLC, a public limited company incorporated under the laws of Ireland (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Ordinary Shares, $0.0001 par value per share (the “Ordinary Shares”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:

Aggregate Principal to be converted:

Aggregate accrued and unpaid Interest, Make-Whole Amount and accrued and unpaid Late Charges with respect to such portion of the Aggregate Principal and such Aggregate Interest and Aggregate Make-Whole Amount to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of Ordinary Shares to be issued:

Installment Amount(s) to be reduced (and/or reallocated) (and corresponding Installment Date(s)) and amount of reduction (and/or reallocated):

Number of Ordinary Shares beneficially owned to date (calculated in accordance with the Rule of 13d-3 of the Exchange Act).

☐	If this Conversion Notice is being delivered with respect to an Alternate Conversion, check here if Holder is electing to use the following Alternate Conversion Price:____________

☐	If this Conversion Notice is being delivered with respect to an Acceleration, check here if Holder is electing to use _________ as the Acceleration Conversion Price (as applicable)

☐	If this Conversion Notice is being delivered with respect to a Reallocation, check here if Holder is electing to use _________ as the Reallocation Conversion Price (as applicable)

Please issue the Ordinary Shares into which the Note is being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __, _____

Name of Registered Holder

By:
Name:
Title:

Tax ID:
E-mail Address:

Exhibit II

ACKNOWLEDGMENT

The Company hereby (a) acknowledges this Conversion Notice, (b) certifies that the above indicated number of Ordinary Shares are eligible to be resold by the Holder without restriction and hereby directs _________________ to issue the above indicated number of Ordinary Shares in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by ________________________.

ADS-TEC ENERGY PLC

By:
Name:
Title: